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                                                                    EXHIBIT 10.1
                         SERIES B CONVERTIBLE PREFERRED
                            STOCK AMENDMENT AGREEMENT

         THIS AGREEMENT is made and entered into effect as of June 1, 1999 by and between Innovative Gaming Corporation of America, a Minnesota corporation (the "Company") and KA Investments, LDC, a corporation organized under the laws of the British Virgin Islands (the "Shareholder").

         WHEREAS, the Shareholder beneficially owns all of the issued and outstanding shares of Series B Convertible Preferred Stock of the Company issued May 13, 1998 ("Preferred Stock");

         WHEREAS, the parties hereto entered into a Letter Agreement dated May 18, 1999, as amended May 28, 1999, pursuant to which the Shareholder agreed to amend the Certificate of Designation relating to the Preferred Stock (the "Preferred Stock Terms") as indicated herein in exchange for a warrant to acquire 350,000 shares on the terms indicated herein; and

         WHEREAS, the Shareholder and The Shaar Fund, Ltd. (the "Purchaser") will enter into a Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") pursuant to which the Shareholder will sell to the Purchaser 2,375 shares of Preferred Stock, all of the issued and outstanding shares of Preferred Stock.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1. Amendment of Preferred Stock Terms. Concurrently with consummation of the sale contemplated by the Preferred Stock Purchase Agreement, the holders of Preferred Stock agree to have filed or cause to be filed, the Amended Preferred Stock Terms in the form attached hereto as
         Exhibit 1.

2. Warrant. In consideration for amending the Preferred Stock Terms in the form attached hereto as Exhibit 1, the Company shall issue a five year warrant to acquire 350,000 shares of the Company's Common Stock at $1.50 per share in the form attached hereto as Exhibit 2.

3. Shareholder Covenants. Shareholder hereby agrees and covenants to the Company that it will not, nor will it cause its affiliates to, enter into any short sales or other hedging transactions with respect to the Company's Common Stock at any time for six months after the execution of this Agreement. After such six month period, the Shareholder will not, for the subsequent six month period, nor will it cause its affiliates for such subsequent six month period to, enter into short sales or other hedging transactions with respect to the Company's Common Stock in excess of 25,000 shares per month. For purposes of this Agreement, the term "affiliate" shall mean the Shareholder, or any successor thereto, Deephaven Capital, Inc., ("Deephaven") any entity for which Deephaven serves as general partner or otherwise provides investment advisory services, or of Deephaven's executive officers or directors.



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         Shareholder owns as of the date hereof 2,375 shares of Preferred Stock, constituting 100% of the outstanding Preferred Stock of the Company.

4.       General

         4.1 Parties and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, including any subsequent shareholder of the Preferred Stock; provided, however, that this Agreement may not be assigned by any party without the consent of the other parties.

         4.2 Notices. Any notice that any party hereto is required or may desire to give to any other party hereto shall be in writing and shall be deemed to have been properly given only if hand delivered, sent by personal courier service, telecopied, or mailed by registered, certified, or express mail, postage prepaid (mailed notices shall be deemed given upon receipt), to the following persons at the following addresses (or to such address as may be specified from time to time by such party by notice given as provided herein):

         To the Company:       Innovative Gaming Corporation of America.
                               4750 Turbo Circle
                               Reno, Nevada 89502
                               Attention: Chief Financial Officer

         To the Shareholder:   Bank of Butterfield International (Cayman) Ltd.
                               Butterfield House
                               Fort Street, Georgetown
                               Grand Cayman, Cayman Island

         With a Copy to:       KA Investments, LDC
                               c/o Deephaven Capital
                               1712 Hopkins Cross Road
                               Minnetonka, Minnesota 55304
                               Attention: Bruce Lieberman

         4.3 Counterparts. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

         4.4 Headings. The headings of paragraphs hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement.

         4.5 Waiver; Remedies. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver

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         of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

         4.6 Entire Agreement. This Agreement sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the parties hereto.

         4.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         4.8 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         4.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed in their respective names all as of the date and year first above written.


                                  INNOVATIVE GAMING CORPORATION
                                     OF AMERICA


                                  By:  s/ Edward G. Stevenson
                                      ------------------------

                                      Its:  Chairman and CEO
                                          --------------------


                                  KA INVESTMENTS, LDC


                                  By:  Gary Jobczak
                                      ------------------------


                                      Its:  Secretary
                                          ------------------------

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